Exhibit 99.(h)(1)(E)

AMENDMENT

To

Transfer Agency and Service Agreement Between

SS&C GIDS, Inc.

And

American Beacon Funds

This Amendment is made as of this 11th day of February 2025, to be effective February 24, 2025, (the “Effective Date”), by SS&C GIDS, Inc. (the “Transfer Agent”) and American Beacon Funds on behalf of its series listed in Schedule A, severely and not jointly (each a “Fund”, collectively the “Funds”). In accordance with Section 13.9 (Miscellaneous/Additional Funds) of the Transfer Agency and Service Agreement between American Beacon Funds and the Transfer Agent dated February 1, 2023, as amended (the “Agreement”), the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Schedule A. Any current Schedule A to the Agreement is hereby added to, replaced and/or superseded with the Schedule A attached hereto dated February 24, 2025; and

2.	All defined terms and definitions in the Agreement shall be the same in this Amendment (the “February 24, 2025 Amendment”) except as specifically revised by this Amendment; and

3.	Except as specifically set forth in this February 24, 2025 Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this February 24, 2025 Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

AMERICAN BEACON FUNDS		SS&C GIDS, INC.
on behalf of its series listed in Schedule A, severely and not jointly

By	/s/ Terri McKinney	By	/s/ N.P. Wright
Name:	Terri McKinney	Name:	Nicholas Wright
Title:	Vice President	Title:	Authorized Signatory

As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

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SCHEDULE A

February 24, 2025

American Beacon Funds

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SCHEDULE A

February 24, 2025

American Beacon Funds

*On or about 2/24/2025	**On or about 2/21/2025

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